[ViewSonic Europe Letterhead]

Notice of Amendment to Stock Options Awarded Under the ViewSonic Corporation 2004 Equity Incentive Plan (“2004 Plan”)

Dear Jan,

This letter notifies you of certain amendments to the terms and conditions of each of the stock options granted to you under the 2004 Plan (collectively referred to as the “Jensen Grants”). This letter should be read in conjunction with the compromise agreement between you and Viewsonic Netherlands (for and on behalf of Viewsonic Europe Limited (the “Company”)) dated on or about the date hereof (the “Compromise Agreement”).

At a duly constituted meeting held on November 26, 2007, the Compensation Committee of the Board of Directors approved resolutions amending the terms and conditions of the Jensen Grants as follows:

Your continued employment by the Company during the Transition Period (as defined in the Compromise Agreement) will be regarded as continuous employment by an affiliate of Viewsonic Corporation for the purposes of the 2004 Plan, provided that you comply with the terms of the Compromise Agreement; and

Provided that you comply with the terms of the Compromise Agreement, the Jensen Grants will continue to vest until the end of the Transition Period (i.e. July 5, 2008) at which time vesting shall cease.

The Jensen Grants to the extent they have vested at the end of the Transition Period on July 5, 2008 shall be exercisable on or before December 31, 2008, after which they shall lapse.

Please acknowledge your agreement to these amended terms by signing the enclosed duplicate copy of this letter and returning it to me.

Regards,

/s/ Tim Ashcroft

Tim Ashcroft
VP Corporate Human Resources

I hereby agree to the amendments to the Jensen Grants set out in the above letter.

/s/ Jan Jensen	November 27, 2007

Jan Jensen